Exhibit 5.1

OFFICES 2300 Wells Fargo Capitol Center Raleigh, North Carolina 27601	July 16, 2013	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Oxygen Biotherapeutics, Inc.
ONE Copley Parkway
Suite 490
Morrisville, NC  27560

Ladies and Gentlemen:

We have acted as counsel for Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (333-187466) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 22, 2013 (as may be amended or supplemented, the “Registration Statement”).  The Registration Statement relates to the offer and sale of (i) units (the “Units”) consisting of (A) one shares of Series C 8% Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), which is convertible into shares of common stock, par value $0.0001 per share (the “Common Stock”), and (B) warrants to purchase Common Stock (the “Warrants”), (ii) Common Stock issuable upon conversion of, or payment of dividends on, the Preferred Shares (the “Conversion Shares”), and (iii) Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).  The Units are to be sold pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) among the Company and purchasers named therein.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the most recent prospectus included in the Registration Statement on file with the Commission as of the date of this opinion letter (the “Prospectus”), (iii) the Company’s Certificate of Incorporation, as amended, (iv) the Company’s Amended and Restated Bylaws, (v) the form of Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock, filed as an exhibit to the Registration Statement (the “Certificate of Designation”), (vi) certified copies of resolutions of the board of directors of the Company, and (vii) such other documents as we have deemed necessary for purposes of this opinion letter.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies or photocopies, and the authenticity of originals of such latter documents.  We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein.  As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinions set forth below.

Based upon and subject to the foregoing and the further assumptions, limitations, and qualifications hereinafter expressed, it is our opinion that, when (i) the Registration Statement becomes effective under the Act, (ii) the Securities Purchase Agreement is executed and delivered by the parties thereto, and (iii) the Certificate of Designation has been filed with the Delaware Secretary of State as required by applicable law:

1.
The Preferred Shares will be duly authorized, and when issued and delivered against payment of the purchase price therefore in accordance with the terms of the Securities Purchase Agreement and upon either (a) the countersigning of the certificates representing the Preferred Shares by a duly authorized signatory of the registrar for the Preferred Shares, or (b) the book entry of the Preferred Shares by the transfer agent for the Preferred Shares, such Preferred Shares will be validly issued, fully paid, and non-assessable.

2.
The Conversion Shares have been duly authorized, and when issued and delivered upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation and upon either (a) the countersigning of the certificates representing the Conversion Shares by a duly authorized signatory of the registrar for the Common Stock or (b) the book entry of the Conversion Shares by the transfer agent for the Common Stock, such Conversion Shares will be validly issued, fully paid, and non-assessable.

3.
The Warrants have been duly authorized, and when executed and delivered by the Company in accordance with the terms of the Securities Purchase Agreement, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.
The Warrant Shares have been duly authorized, and when issued and delivered against payment of the exercise price therefore in accordance with the terms of the Warrants and upon either (a) the countersigning of the certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the Common Stock or (b) the book entry of the Warrant Shares by the transfer agent for the Common Stock, such Warrant Shares will be validly issued, fully paid, and non-assessable.

The opinions expressed above are subject to the following assumptions, qualifications, and limitations:

(a)
This opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and similar laws affecting the enforcement of creditors’ rights generally.

(b)
This opinion is subject to the effect of general principals of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.  The opinions set forth herein are limited to matters governed by the Delaware General Corporation Law and no opinion is expressed herein as to the laws of any other jurisdiction.  The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the sale of the Preferred Shares, the Conversion Shares, the Warrants, or the Warrant Shares.  Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the Prospectus and any amendment thereto.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
   MITCHELL & JERNIGAN, L.L.P.